                                                                      EXHIBIT 99


UnumProvident Corporation

2211 Congress Street
Portland, Maine  04122

1 Fountain Square
Chattanooga, TN  37402


August 2, 1999                      ANALYSTS -  Thomas A. H. White
                                                (423) 755-8996

                                    MEDIA -     Catharine Hartnett
                                                (207) 770-4361

                 UnumProvident Reports Net Operating Income of
                   $156.4 Million for Second Quarter of 1999

                       --------------------------------

    Net Loss of $191.2 Million in Second Quarter of 1999 Reflects Previously
     Announced Merger-Related Restructure Charges and Portfolio Rate Change


Portland, Maine and Chattanooga, Tn. -- UnumProvident Corporation (NYSE: UNM) today reported after-tax operating income of $156.4 million ($0.66 per diluted common share) for the second quarter of 1999, compared to $168.7 million ($0.69 per diluted common share) for the second quarter of 1998. These results include after-tax incremental costs associated with the merger totaling $13.0 million ($0.05 per diluted common share) in the second quarter of 1999. These expenses, which are not considered part of the merger-related charge detailed below, primarily consist of training, integration and licensing costs, and compensation costs. Adjusting for these additional expenses, adjusted after-tax operating income totaled $169.4 million ($0.71 per diluted common share).

Chairman and Chief Executive Officer, James F. Orr, III said, "In our first month as the newly-merged UnumProvident, I am very pleased with the progress we are making in bringing our organizations together. We continue to be excited by the growth opportunities we see in our primary markets -- group, individual, and voluntary benefits -- and are working to position our company to expand our leadership positions in each, while developing expanded integrated selling opportunities."

The net loss in the second quarter of 1999 was $191.2 million ($0.80 per diluted common share) compared to net income of $173.5 million ($0.71 per diluted common share) in the second quarter of 1998. The loss in the second quarter 1999 includes a merger-related charge of $142.2 million ($112.0 million after tax) for employee-related expenses, exit activities related to duplicate facilities and asset abandonments, and fees associated with the merger such as investment banking, legal, and accounting fees. Also included in the second quarter is an expense of $125.9 million ($81.8 million after tax) related to the early retirement offer to employees. The loss also includes a portfolio discount rate charge of $240.7 million ($156.5 million after tax) to change UNUM's process and assumptions used to calculate the discount rate for claim reserves to those used by Provident. These charges were previously announced on February 9, 1999. Additionally, these net operating figures include net realized after-tax investment gains of $2.7 million ($0.01 per diluted common share) in the second quarter of 1999 and $3.4 million ($0.01 per diluted common share) in the second quarter of 1998.

President and Chief Operating Officer, J. Harold Chandler said, "As we look to the second half of 1999, our priority is to position UnumProvident for the year 2000 and beyond. This includes positioning our Company financially and operationally to capitalize on our leadership position in the industry. We will be reviewing our accounting policies and financial strategies to align with our new company's strategic and financial objectives. We are also making considerable progress toward our objective of bringing our two companies together. We have just completed, for example, extensive training for our field organization and have plans in the early fall for a comprehensive rollout to the producer community. Furthermore, we have begun the process of repositioning our investment portfolio and are beginning to realize the expected merger-related cost savings. We are confident in our ability to successfully manage these initiatives in a way which capitalizes on the opportunities we see in our markets."


Results by Segment
------------------

The Employee Benefits segment, which includes group disability, group life, accidental death and dismemberment coverages (AD&D), group long-term care, and the results of managed disability, reported a loss before net realized investment gains and losses and federal income taxes ("loss") of $47.3 million in the second quarter of 1999, compared to income before net realized investment gains and losses and federal income taxes ("income") of $146.1 million in the second quarter of 1998. Excluding the impact of the discount rate related charge attributed to this segment, $191.7 million, this segment reported income of $144.4 million in the second quarter of 1999. Group disability reported a loss of $109.6 million in the second quarter of 1999, compared to income of $100.0 million one year ago. Excluding the impact of the discount rate related charge, this line reported income of $82.1 million in the second quarter of 1999.

The lower results in group disability are primarily the result of higher claims incidence in the second quarter of 1999 relative to one year ago. The group life, AD&D, and group long-term care lines of business reported income of $61.0 million in the second quarter of 1999, compared to income of $44.7 million one year ago. The results in these lines benefited from strong premium growth and an improved loss ratio relative to the second quarter of 1998.

Premium income for the Employee Benefits segment increased 16.1 percent to $960.7 million in the second quarter of 1999, compared to $827.2 million in the second quarter of 1998. New annualized sales in group disability increased 14.3 percent to $151.7 million in the second quarter of 1999, from $132.7 million in the second quarter of 1998. New annualized sales in group life increased 58.9 percent to $88.8 million in the second quarter of 1999, from $55.9 million in the second quarter of 1998.

The Individual segment, which includes results from the individual disability, individual life, and individual long-term care lines of business, reported income of $47.0 million in the second quarter of 1999, compared to $80.8 million in the second quarter of 1998. Excluding the impact of the discount rate related charge attributed to this segment, $38.9 million, this segment reported income of $85.9 million in the second quarter of 1999. Individual disability reported income of $35.2 million in the second quarter of 1999, compared to income of $69.3 million in the year ago quarter. Excluding the impact of the discount rate related charge, this line reported income of $74.1 million in the second quarter of 1999, an increase of 6.9 percent.

Premium income in the Individual segment increased 3.1 percent to $427.3 million in the second quarter of 1999, compared to $414.4 million in the second quarter of 1998. New annualized sales in the individual disability income line totaled $31.4 million in the second quarter of 1999, compared to $30.1 million in the second quarter of 1998. New annualized sales in this line, excluding discontinued products, increased 17.8 percent to $27.8 million in the second quarter of 1999 from $23.6 million in the year ago quarter.

The Voluntary Benefits segment, which includes the results of products sold to groups of employees through payroll deduction at the work-site, reported income of $31.1 million in the second quarter of 1999, compared to $30.9 million in the second quarter of 1998. Premium income for this segment increased 3.8 percent to $173.1 million in the second quarter of 1999, compared to $166.8 million in the second quarter of 1998. New annualized sales in this segment increased 10.6 percent to $58.3 million in the second quarter of 1999 from $52.7 million in the second quarter of 1998. Partially offsetting the revenue increase was an increase in incurred benefits in the quarter.

The Other segment, which includes results from products no longer actively marketed, including corporate-owned life insurance, group pension, health, individual annuities, and reinsurance pools and management, reported income of $7.7 million in the second quarter of 1999, compared to $36.6 million in the second quarter of 1998. During the second quarter of 1998, the Company recognized a before-tax gain of $12.2 million ($1.4 million after-tax or $0.01 per diluted common share) on the sale of certain of its annuity business. Excluding the impact of the discount rate related charge attributed to this segment, $10.1 million, this segment reported income of $17.8 million in the second quarter of 1999, compared to $24.4 million excluding the gain in the
second quarter of 1998.   Revenue (excluding net realized investment gains and
losses) in this segment totaled $261.3 million in the second quarter of 1999, compared to $266.1 million in the second quarter of 1998.

The Corporate segment, which includes investment earnings on corporate assets not specifically allocated to a line of business, corporate interest expense, amortization of goodwill, and certain corporate expenses, reported a loss of $317.3 million in the second quarter of 1999, compared to a loss of $34.0 million in the second quarter of 1998. Excluding the impact of the merger related charge of $268.1 million and the incremental costs associated with the merger of $17.1 million which were allocated to this segment, this segment reported a loss of $32.1 million in the second quarter of 1999.

As of June 30, 1999, book value per common share was $22.58, compared to $25.03 a year ago. Book value excluding net unrealized gains on securities was $21.27, compared to $20.92 a year ago.

The subsidiaries of UnumProvident Corporation offer a comprehensive, integrated portfolio of products and services backed by industry-leading return-to-work resources and disability expertise. Marketed under the UNUM brand, UnumProvident is the world leader in protecting income and lifestyles through its comprehensive offering of group, individual and voluntary benefits products and services. UnumProvident has operations in the United States, Canada, the U.K., Japan, and elsewhere around the world.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the business of UnumProvident Corporation, which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Forward-Looking Information" in the UNUM Corporation Form 10-K/A and "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors" in the Provident Companies, Inc. Form 10-K/A, in each case for the fiscal year ended December 31, 1998.


                                     # # #

                               DIGEST OF EARNINGS
                                  (Unaudited)
                      UnumProvident Corporation (UNM:NYSE)
                                and Subsidiaries

                                                Three Months                               Six Months
                                                Ended June 30                             Ended June 30
                                     ----------------------------------------------------------------------------
($ in millions except share data)         1999                 1998                 1999                 1998
------------------------------------------------------------------------------------------------------------------
Revenue excluding net                 $    2,273.4         $    2,102.0         $    4,535.3          $    4,194.8
 realized investment gains
------------------------------------------------------------------------------------------------------------------
Income before special items           $      156.4         $      168.7         $      329.0          $      327.1
 and net realized investment
 gains
------------------------------------------------------------------------------------------------------------------
Income (loss) before net              $     (193.9)        $      170.1         $     (109.3)         $      328.5
 realized investment gains
------------------------------------------------------------------------------------------------------------------
Net Income (Loss)                     $     (191.2)        $      173.5         $     (101.9)         $      338.1
------------------------------------------------------------------------------------------------------------------
Average Shares - Assuming              238,438,363          242,834,922          238,108,914           242,730,449
 Dilution
------------------------------------------------------------------------------------------------------------------
Average Shares - Basic                 238,438,363          237,021,156          238,108,914           236,824,018
------------------------------------------------------------------------------------------------------------------
Income per share before               $       0.66         $       0.69         $       1.38          $       1.34
 special items and net
 realized investment gains -
 Assuming Dilution
------------------------------------------------------------------------------------------------------------------
Income (loss) per share               $      (0.81)        $       0.70         $      (0.46)         $       1.35
 before net realized
 investment gains - Assuming
 Dilution
------------------------------------------------------------------------------------------------------------------
Income (loss) per share               $      (0.81)        $       0.72         $      (0.46)         $       1.38
 before net realized
 investment gains - Basic
------------------------------------------------------------------------------------------------------------------
Net Income (Loss) per share -         $      (0.80)        $       0.71         $      (0.43)         $       1.39
 Assuming Dilution
------------------------------------------------------------------------------------------------------------------
Net Income (Loss) per share -         $      (0.80)        $       0.73         $      (0.43)         $       1.42
Basic
------------------------------------------------------------------------------------------------------------------
Book Value                                                                      $      22.58          $      25.03
------------------------------------------------------------------------------------------------------------------
Book value excluding net                                                        $      21.27          $      20.92
 unrealized gain on
 securities
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